Exhibit 6.46

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

Contract Number [***]

Artist:	Sam Gilliam	(the “Work”)
Title:	xOxrxixoxnx
Medium: Size: Date:	Acrylic on canvas with beveled edge 72 x 72 in. (182.9 x 182.9 cm) 1972

THIS ART PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into this 16th day of September, 2025 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 1 World Trade Center, 57th floor, New York, New York 10007 (“Agent”). Seller is the sole legal and beneficial owner of the work of art described above (the “Work”), and has the authority to sell the Work. Agent is acting as the duly appointed agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the legal and exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, acting on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent, on behalf of Buyer, agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement. Notwithstanding any material provision in this Purchase Agreement, Seller authorizes Susan Dishell Fine Art Inc. to make any and all logistical decisions and arrangements regarding the Artwork that do not involve the rights or responsibilities of the parties.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Nine Hundred Thousand U.S. Dollars (USD $900,000) (the “Purchase Price”). For the purposes of this Purchase Agreement, the “Closing Date” shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller in cleared funds and the “Closing” shall mean the time the full Purchase Price in cleared funds is received by Seller and title to the Work is vested in Buyer.

2.3 The Purchase Price shall be paid as follows: (i) a deposit in the amount of Ninety Thousand U.S. Dollars (USD $90,000) (the “First Installment”) shall be paid within five (5) business days of the Effective Date, and (ii) the remaining Eight Hundred and Ten Thousand U.S. Dollars (USD $810,000) (the “Final Installment”) shall be paid no later than one hundred fifty (150) calendar days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Buyer’s ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

2.3 All applicable value added tax, sale, use, excise or other taxes and customs charges are payable by Buyer. If sales tax is not charged at the time of purchase but is legally assessed against Seller at a later date, Buyer agrees to indemnify Seller for any sales tax, interest and penalties, incurred relating to the purchase.

2.4 Provided there is no breach by the Seller of any of the representations or warranties as they relate to authenticity or title of the Work as set forth under this Purchase Agreement upon the Agent on behalf of the Buyer’s payment in full of the Purchase Price, or a request for termination by the Seller for any reason other than arising from a breach on behalf of the Agent or Buyer in a manner that cannot be reasonably cured within ten (10) business days, the First Installment shall be non-refundable.

Art Purchase Agreement

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER AND BUYER .

3.1. To induce Agent, acting on behalf of Buyer, to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. To the best of Seller’s knowledge, the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work. No intellectual property rights in respect of the Work are transferred as a result of the purchase under this Agreement.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, as of the Effective Date, and shall be upon (i) inspection of the Work by Buyer, (ii) delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and (iii) at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the “Condition Report”). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller’s knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a “Beneficial Owner”) and confirms that Seller (as the sole Beneficial Owner) is based in the United States and is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a “Certificate”) exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.1.11. Other than as specifically represented and warranted in this Purchase Agreement, Buyer shall purchase the Work “as is”, without any representations or warranties by or on behalf of Seller of any kind whatsoever, express or implied, including without limitation, representations or warranties as to value or condition.

Art Purchase Agreement

3.2. To induce Seller to enter into this Purchase Agreement, and acknowledging that Seller is relying on each and all of the following representations and warranties, Buyer and Agent represent and warrant to Seller on the Effective Date and on the Closing Date that:

3.2.1. Buyer and Agent, acting on behalf of Buyer, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement.

3.2.2. Buyer represents and warrants that payment of the Purchase Price does not violate the banking, anti-money laundering or currency transfer laws or regulations of the United States, or any other country from which the funds for the Purchase Price originated and the funds used for payment of the Purchase Price were not nor will be derived from, or related to or as result of any illegal activities nor generated from an illegal source.

3.3. Seller hereby agrees to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.4. Buyer hereby agrees to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, loses, or other liability asserted or alleged against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Seller arising by reason of, or in, connection with, the breach or alleged breach by Buyer of any provision of this Purchase Agreement, or falsity or inaccuracy of any representation or warranty by Buyer contained in this Purchase Agreement.

3.5. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.6. For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location (as defined below) on August 28th, 2025. Buyer shall be entitled to inspect the Work at least one additional time prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work in fine art storage at [***], located at [***] (the “Storage Location”). Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following Buyer’s acceptance of the Work at the Delivery Location. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a “loss payee” on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller’s cost for the duration of the Purchase Agreement until the Closing Date. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage and naming Buyer as an additional insured and loss payee.

Art Purchase Agreement

7. TITLE. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual possession of Seller (if applicable).

8. DELIVERY AND EXPENSES.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the “Delivery Location”).

8.2. Seller shall pay all costs related to and shall be responsible for arranging the crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work.

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. BREACH OF CONTRACT, TERMINATION AND LIABILITY

10.1 In the event that the full Purchase Price in cleared funds is not received by Seller within one hundred fifty (150) calendar days from the Effective Date, and is not otherwise extended by mutual written agreement of the parties, or if Buyer materially breaches any of the covenants or obligations of Seller under this Purchase Agreement in a manner that cannot be reasonably cured, Seller reserves the right at its discretion (without prejudice to its other rights and remedies at law) to rescind the sale of the Work by written notice to Buyer, without liability, and Seller shall have the right to retain all amounts previously paid by Buyer to Seller under this Purchase Agreement, as liquidated damages in accordance with Section 2 above.

10.2 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller’s representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and before the Closing Date).

10.3 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.4 Seller’s total liability to Buyer in contract, tort, misrepresentation of otherwise, arising in connection with the terms and condition of the sale of the Work, shall be limited to the Purchase Price. Seller shall not be liable to Buyer for (a) any loss of profits, loss of business opportunity or loss of reputation/goodwill (whether any of these are direct or indirect); or (b) any special, indirect, incidental or consequential loss, costs, damages, charges or expenses to the fullest extent permitted by law .

10.5 For the purposes of this Section 10, “Buyer” shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York, and the parties hereby consent to such venue and jurisdiction without objection. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

Art Purchase Agreement

EXHIBIT B

INVOICE

Art Purchase Agreement

EXHIBIT C

BILL OF SALE

Dated: _______________, 2025

Sold by:	[***] [***] [***]	(“Seller”)

Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 1 World Trade Center, 57th floor New York, New York 10007	(“Buyer”)

Artist:	Sam Gilliam	(the “Work”)
Title:	xOxrxixoxnx
Medium: Size: Date:	Acrylic on canvas with beveled edge 72 x 72 in. (182.9 x 182.9 cm) 1972

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	USD $900,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. [***] by and between Seller and Masterworks Gallery, LLC dated September 16, 2025, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. By delivery hereof, the undersigned affirms that such conditions remain valid and enforceable.

SELLER:

[***]

BY:
ITS: